                    SUPPLY AND TECHNOLOGY TRANSFER AGREEMENT

                                     BETWEEN

                          HOECHST MARION ROUSSEL, INC.

                                       AND

                          ALLIANCE PHARMACEUTICAL CORP.

                                  dated as of

                                February 28, 1996










** INDICATES CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                TABLE OF CONTENTS


                                                                            Page
ARTICLE I
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II
MATERIAL MANUFACTURE; SUPPLY; TERMS. . . . . . . . . . . . . . . . . . . . .   3
     2.1  Supply of Material . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.2  Forecasts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.3  Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.4  Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.5  Rejected Goods/Shortages . . . . . . . . . . . . . . . . . . . . .   6
     2.6  Back-Up Inventory. . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.7  Failure to Supply; Capacity Allocation . . . . . . . . . . . . . .   7
     2.8  Capacity Expansion . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.9  Manufacturing Changes. . . . . . . . . . . . . . . . . . . . . . .   8
     2.10 Price, Price Adjustments and Payment . . . . . . . . . . . . . . .   8
     2.11 Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     2.12 Temporary Idling . . . . . . . . . . . . . . . . . . . . . . . . .  10
     2.13 Packaging Information. . . . . . . . . . . . . . . . . . . . . . .  10
     2.14 Supply of Material to Affiliates . . . . . . . . . . . . . . . . .  10
     2.15 Exports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     2.16 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE III
TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.1  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.2  Early Termination. . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.3  Consequences of Termination & Survival . . . . . . . . . . . . . .  12

ARTICLE IV
CERTIFICATES AND ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.1  Certificates of Analysis . . . . . . . . . . . . . . . . . . . . .  12
     4.2  Certificate of Manufacturing Compliance. . . . . . . . . . . . . .  12
     4.3  Supplier Certification . . . . . . . . . . . . . . . . . . . . . .  12
     4.4  Access to Facilities . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE V
COMPLAINTS AND MATERIAL RECALLS. . . . . . . . . . . . . . . . . . . . . . .  13
     5.1  Complaints . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     5.2  Material Recalls . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI
WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     6.1  Conformity with the Specifications . . . . . . . . . . . . . . . .  13
     6.2  Conformity with CGMP . . . . . . . . . . . . . . . . . . . . . . .  13
     6.3  Compliance with the Federal Food, Drug and Cosmetic Act. . . . . .  14

ARTICLE VII
CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     7.1  Nondisclosure Obligations. . . . . . . . . . . . . . . . . . . . .  14
     7.2  Disclosure of Confidential Information . . . . . . . . . . . . . .  15
     7.3  Review of Publications . . . . . . . . . . . . . . . . . . . . . .  15
     7.4  Delay of Publications. . . . . . . . . . . . . . . . . . . . . . .  15
     7.5  Approval of Publications . . . . . . . . . . . . . . . . . . . . .  15
     7.6  Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.7  Contractual Publication Rights of Third Parties. . . . . . . . . .  16

ARTICLE VIII
INDEMNIFICATION AND INSURANCE. . . . . . . . . . . . . . . . . . . . . . . .  16
     8.1  By Alliance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.2  By HMRI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.3  Conditions of Indemnification. . . . . . . . . . . . . . . . . . .  16
     8.4  Product Liability Insurance. . . . . . . . . . . . . . . . . . . .  17
     8.5  Manufacturer's Insurance.. . . . . . . . . . . . . . . . . . . . .  17
     8.6  Product Liability Claims.. . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IX
MANUFACTURE OF MATERIAL BY HMRI. . . . . . . . . . . . . . . . . . . . . . .  18
     9.1  Transfer of Technology . . . . . . . . . . . . . . . . . . . . . .  18
     9.2  Transfer of Supply Relationships . . . . . . . . . . . . . . . . .  18
     9.3  Right of First Refusal to Purchase . . . . . . . . . . . . . . . .  18
     9.4  Agreement to Purchase Raw Materials. . . . . . . . . . . . . . . .  19

ARTICLE X
ALTERNATIVE DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE XI
GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     11.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     11.2 Entire Agreement; Amendment. . . . . . . . . . . . . . . . . . . .  20
     11.3 Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     11.4 Consequential Damages. . . . . . . . . . . . . . . . . . . . . . .  20
     11.5 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     11.6 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     11.7 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     11.8 Headings, Interpretation . . . . . . . . . . . . . . . . . . . . .  21
     11.9 Attachments. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     11.10 . . . . . . . . . . . . . . . . . .Independent Parties. . . . . .  21
     11.11 . . . . . . . . . . . . . . . . . . . . . . .Execution. . . . . .  21
     11.12 . . . . . . . . . . . . . . . . . . . . .Governing Law. . . . . .  21

EXHIBIT 1
SHORT TERM (12 MONTH) FORECAST . . . . . . . . . . . . . . . . . . . . . . .  23

SCHEDULE 9.1
TRANSFER OF TECHNOLOGY . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                    SUPPLY AND TECHNOLOGY TRANSFER AGREEMENT


          SUPPLY AND TECHNOLOGY TRANSFER AGREEMENT dated as of February 28, 1996, by and between HOECHST MARION ROUSSEL, INC., a Delaware corporation ("HMRI"), and ALLIANCE PHARMACEUTICAL CORP., a New York corporation ("Alliance"). The effective date of this Agreement shall be the date of the Closing as such term is defined in the Stock Purchase Agreement of even date herewith between HMRI and ALLIANCE (hereinafter referred to as the "Effective Date").

          WHEREAS, Alliance and HMRI have entered into a License Agreement (the "License Agreement") of even date herewith, pursuant to which Alliance has granted rights and licenses to HMRI under certain Patents and Know-How (both as defined in the License Agreement) necessary or useful to use, develop, manufacture, market, sell and distribute Material (as defined herein);

          WHEREAS, Alliance desires to sell to HMRI and HMRI desires to purchase from Alliance, Material for clinical and regulatory work and commercial sale by HMRI in the Territory (as defined in the License Agreement) under the terms and conditions herein;

          WHEREAS, HMRI intends to manufacture Material, but currently does not have the capability or requisite regulatory approvals to manufacture Material; and

          WHEREAS, the parties desire further to provide for the transfer by Alliance to HMRI of batch records, specifications, analytical methods and other manufacturing information and Know-How necessary or useful for the manufacture of Material and for other assistance by Alliance in setting up manufacturing operations by HMRI to manufacture Material.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          As used herein, the following terms shall have the following meanings:

          1.1 "Affiliate" shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with another entity. An entity shall be deemed to be in control of another entity if the former owns directly or indirectly more than 50% of the outstanding voting equity or owns directly or indirectly an interest in more than 50% of the assets of the latter.

          1.2 "Agreement" means this Supply and Technology Transfer Agreement, including all attachments to this Agreement.

          1.3 "Contract Year" means, for the first Contract Year, the period commencing on the date of the first long term forecast for quantities of Material under Section 2.2(a) hereof and ending on the last day of that calendar year, and for subsequent Contract Years, the successive calendar years thereafter.

          1.4 "Cost Accounting System" means an accounting system which tracks and records the Manufacturing Costs and calculates the cost per Unit of Material.

          1.5 "CGMP" means Current Good Manufacturing Practices as promulgated under the United States Federal Food Drug and Cosmetic Act at 21 CFR (chapters 210 and 211) and, when appropriate, any corresponding regulations in any other country in the Territory as the same may be amended or re-enacted from time to time. CGMP documentation for use in the manufacture and marketing of Material will be developed by the parties in accordance with the License Agreement.

          1.6 "FDA" means the United States Food and Drug Administration, and, when appropriate, any corresponding regulatory agency in any other country in the Territory.

          1.7 "IND" shall mean an Investigational New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R.
Section 312 as well as equivalent submissions to the appropriate health authorities in other countries in the Territory.

          1.8  "Manufacturing Costs" means **







          1.9 "Manufacturing Variances" means the result obtained when actual Manufacturing Costs are compared to the budgeted and/or Standard Manufacturing Costs resulting in differences that reconcile the Standard Manufacturing Costs to actual Manufacturing Costs.

          1.10 "Material" shall mean liquids, including in nebulized or aerosol form, which perform Bronchoalveolar Lavage or Liquid Ventilation or provide Therapeutic Effects (all as defined in the License Agreement), together with the infusion set necessary for the intratracheal administration of such liquids.

          1.11 "NDA" shall mean a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Material which are necessary for or included in, FDA approval to market Material, as more fully defined in 21 C.F.R.
Section Section 314.35 et seq., as well as any other submissions required by the FDA to market Material and equivalent submissions to the appropriate health authorities in other countries in the Territory.

          1.12 "Specifications" means the written specifications for Material which shall be agreed upon by the parties hereto, provided that such specifications for Material intended for Clinical Work (as defined in the License Agreement) shall at all times conform with the approval received with the IND and for Material intended for commercial sale shall at all times conform with the approval received with the NDA and shall in all other respects comply with the relevant regulations of the FDA or other regulatory agency in the country in which the Clinical Work is being performed or Material is being sold, as the case may be. Such specifications may be amended from time to time by the written agreement of the parties. Copies of such specifications shall be maintained by both parties, and shall become a part of this Agreement as if incorporated herein.

          1.13 "Standard Manufacturing Costs" means the accumulation of budgeted Manufacturing Costs to derive an average expected cost per Unit manufactured.

          1.14 "Third Party" shall mean any person, corporation or unincorporated body other than HMRI and Alliance and their Affiliates.

          1.15 "Unit" means an individual package of Material intended for use with an individual person.

          All other capitalized terms used and not defined herein shall have the meaning given them in the License Agreement.

                                   ARTICLE II
                       MATERIAL MANUFACTURE; SUPPLY; TERMS

          2.1  SUPPLY OF MATERIAL.

               (a) CLINICAL SUPPLY. Subject to the terms and conditions of this Agreement, and at HMRI's request in accordance with the terms hereof, Alliance shall manufacture, as a sole or joint source, and supply Material in finished packaged form to HMRI for all Clinical Work in the Territory. Alliance shall use commercially reasonable efforts to meet HMRI's demand for Material ordered in accordance with the terms hereof. Alliance shall provide Material in packaged form as reasonably requested by HMRI and as agreed upon by Alliance.

               (b) COMMERCIAL SALES. Subject to the terms and conditions of this Agreement, and at HMRI's request in accordance with the terms hereof, Alliance shall manufacture, as a sole or joint source, and supply to HMRI Material in finished packaged form for commercial sale up to the capacity of Alliance's existing manufacturing facility in Otisville, New York (the "Otisville Facility"). Alliance shall use commercially reasonable efforts to meet HMRI's demand for Material ordered in accordance with the terms hereof. Alliance shall provide Material in packaged form as reasonably requested by HMRI and as agreed upon by Alliance. Except as provided in Section 2.2, Alliance's commitment to supply Material to HMRI under the terms of this Agreement shall not imply any long-term commitment by HMRI to purchase Material from Alliance.

               (c) SUBLICENSE TO MANUFACTURE. Pursuant to its right under the License Agreement to grant sublicenses to the Patents and Know-How, HMRI hereby grants Alliance the non-exclusive right to use the Patents and Know-How in the Field of Use (as defined in the License Agreement) for the purposes of this Agreement and the License Agreement. Alliance hereby undertakes not to use or exploit the Patents or the Know-How (or any part thereof) in the Field of Use for any purpose other than as set forth in this Agreement and the License Agreement. The rights and licenses granted herein may not be sublicensed by Alliance except upon the prior written consent of HMRI. Except as herein provided, no license or other right is granted by HMRI to Alliance or any other party by implication or otherwise with respect to any proprietary right of HMRI by virtue of this Agreement.

          2.2  FORECASTS.

               (a) LONG-RANGE FORECASTS. Within 90 days from the execution of this Agreement, and at least 90 days prior to the beginning of each calendar year thereafter commencing with the second Contract Year, HMRI shall furnish Alliance with a rolling forecast of the quantities of Material for Clinical Work and commercial sale that HMRI intends to order during the following three year period commencing with that calendar year. Such forecasts shall represent most current estimates for planning purposes, not purchase commitments.

               (b) SHORT TERM FORECASTS. At the time that HMRI first reasonably expects that it will require Material for Clinical Work or commercial sale within the ensuing 12 month period, and thereafter, at least 30 days prior to the first day of each succeeding calendar quarter, HMRI shall furnish Alliance with a rolling forecast of the quantities of Material that HMRI intends to order by month, for the first six months, and by quarter, for the last six months, during the 12 month period commencing with that calendar quarter. Such forecasts shall constitute binding commitments of HMRI to purchase the percentages of Material set forth below. An example of form for the short-term forecast is set out in Exhibit 1 (forecasts 1 and 2). The binding commitment of HMRI to purchase the forecasted quantities for the first three months of the forecast shall be further evidenced by purchase orders to be issued to Alliance in accordance with Section 2.3. HMRI shall be required to purchase that percentage of the quantity of Material specified in the forecast for successive quarters as follows:

                                           Percentage of Material
              Period                     indicated in Forecast that
          of the Forecast               HMRI is Required to Purchase
         -----------------              ----------------------------

 **




          2.3 ORDERS. HMRI shall place each purchase order with Alliance for Material to be delivered hereunder at least 90 days prior to the delivery date specified in each respective order. Such orders shall be in full lots and shall specify for each three month period an aggregate quantity of Material which is at least as great as the amount of Material required to be purchased by HMRI pursuant to Section 2.2. Alliance shall confirm in writing each such purchase order within ten business days of receipt thereof. Alliance shall deliver against each such order in accordance with Section 2.4. HMRI shall be obligated to purchase all such Material ordered and delivered by the delivery date specified in HMRI's purchase order, provided that such Material meet the Specifications. Alliance shall use reasonable efforts to meet any order for a quantity of Material in excess of the amounts forecasted under Section 2.2(b) for such period. Any purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by either party in conducting the activities contemplated under this Agreement are for administration purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms and conditions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the parties.

          2.4 DELIVERY. Delivery terms shall be F.O.B. the Otisville Facility or such other facility mutually agreed to by the parties. Alliance shall ship Material on a carrier or carriers specified by HMRI in accordance with HMRI's purchase order form or as otherwise directed by HMRI in writing. Title to any Material purchased by HMRI shall pass to HMRI upon the earlier of (i) a common carrier accepting possession or control of such Material or (ii) the passage of such Material from the loading dock of Alliance's facility to HMRI or any employee, agent or contractor thereof.

          2.5  REJECTED GOODS/SHORTAGES.

               (a) HMRI shall notify Alliance in writing of any claim relating to Material that fail to meet the Specifications, arising from defective manufacture, storage or handling of such Material by Alliance prior to shipment or any shortage in quantity of any shipment of Material within 45 days of receipt of such Material. In the event of such rejection or shortage, Alliance shall replace the rejected Material or make up the shortage within ten business days if replacement stock is available, and in any case as soon as reasonably possible after receiving such notice, at no additional cost to HMRI, and Alliance shall make arrangements with HMRI for the return of any rejected Material, such return shipping charges to be paid by Alliance for Material determined after inspection and testing by Alliance to fail to meet the Specifications. In the event that only a limited supply of Material is available at the time of such rejection or shortage, then Alliance shall ship to HMRI such quantities of Material as are available and HMRI will be promptly reimbursed or credited against future orders, at HMRI's option, for amounts paid for the remaining quantity of rejected Material.

               (b) In the event of a disagreement regarding the Material which fail to meet the Specifications which HMRI and Alliance are unable to resolve, a sample of such Material shall be submitted by Alliance to an independent laboratory reasonably acceptable to both parties for testing against the Specifications and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory's findings are made.
In the event the test results indicate that the Material in question do not conform to the Specifications, Alliance shall replace such Material at no additional cost to HMRI within seven business days after receipt of such results if replacement stock is available, and in any case as soon as reasonably possible after receipt of such results. In the event the test results indicate that the Material in question does conform to the Specifications, HMRI shall pay all additional shipping and transportation costs incurred as a result of the disagreement.

          2.6 BACK-UP INVENTORY. Subject to terms of this Agreement, Alliance shall maintain an adequate back-up inventory of Material to meet HMRI's purchase orders, to replace rejected Material and other similar situations. Such inventory level shall be mutually agreed upon by the parties. Alliance will notify HMRI promptly if such back-up inventory falls below such agreed upon level and include the reason for the lower level. The parties will discuss and agree upon a course of action to solve the problem, provided however, that such agreement shall act in no way as a waiver of HMRI's rights or remedies herein if Alliance fails to deliver Material under the provisions of this Agreement.

          2.7  FAILURE TO SUPPLY; CAPACITY ALLOCATION.

               (a) In the event that Alliance, upon receiving a forecast under
Section 2.2 or a firm order under Section 2.3, is, or anticipates that it will be, unable to meet such forecast or firm order, either in whole or in part, and whether due to circumstances arising under Section 11.3 or otherwise, Alliance shall give written notice of such inability to HMRI within ten days of receipt of such forecast or firm order. If such inability is partial, Alliance shall deliver against firm orders such quantities of Material as are available.

               (b) Alliance and HMRI shall meet within 15 days of such written notice to consider and, if appropriate, pursue alternative arrangements for meeting HMRI's requirements for Material. Such arrangements may include transferring equipment and/or technology necessary for the production of Material to an alternative site or to a Third Party, manufacturing Material at HMRI's own facilities, or, if HMRI is already manufacturing quantities of Material, increasing HMRI's production of Material, PROVIDED that any such alternative pursued shall be subject to all required regulatory approvals. Any alternative arrangements entered into pursuant to this Section 2.7 shall act in no way as a waiver of any other rights or remedies which HMRI may have under this Agreement or otherwise.

               (c) In the event that Alliance's inability to meet firm orders or forecasts is due to a shortage of production capacity at Alliance's facilities, in addition to the requirements on Section 2.7(a) and Section 2.7(b) above, Alliance shall promptly notify HMRI of such shortage of production capacity, and, if possible, the date such shortage of production capacity is expected to end. In such event, Alliance shall allocate its available production capacity to the production of Material in such proportion as the production capacity actually utilized to meet orders for Material over the previous 12 month period bears to Alliance's total production capacity over that same period.

               (d) Alliance shall notify HMRI as soon as possible of the date upon which such shortage of production capacity will cease. Within 30 days of such notification, HMRI shall resume obtaining its requirements for Material in such proportions as HMRI ordered from Alliance prior to the shortage of production to the extent such resumption is consistent with the contractual arrangements entered into as provided in Section 2.7(b).

          2.8  Capacity Expansion.**

          2.9 MANUFACTURING CHANGES. Alliance shall not change the specified raw materials, analytical methods, components, equipment, packaging materials, suppliers or processes used in the manufacture of Material without the prior written consent of HMRI, which consent shall not be unreasonably withheld. Such changes shall be reflected in related documentation and must receive all required regulatory approvals.

          2.10 PRICE, PRICE ADJUSTMENTS AND PAYMENT.

          (a)**
          (b)**
          (c)**
             (i)**
            (ii)**
          (d)**
                                        8

          2.11 AUDITS. HMRI shall have the right to nominate an independent certified public accountant reasonably acceptable to and approved by Alliance or HMRI's own internal accountant who shall have access, during regular business hours and upon reasonable notice, to audit those records and supporting documentation of Alliance, to the extent necessary to verify the Manufacturing Costs, but this right may not be exercised more than once in any calendar year, and once a calendar year is audited it may not be reaudited, and said accountant shall disclose to HMRI only information relating solely to the accuracy and nature of the Manufacturing Costs and the payments made according to this Agreement. Alliance shall maintain such records and supporting documentation for a period of three years from the date HMRI receives the invoice which is based upon such records and supporting documentation. If, pursuant to such review, such accountant determines the actual Manufacturing Costs for a particular year are less than the Standard Manufacturing Costs, then in addition to paying the amounts as set forth in Section 2.10(d) above, Alliance shall pay the costs of such investigation. For any refund owed by Alliance to HMRI under this Section 2.11 greater than two percent, Alliance shall pay, in addition to the amount due, interest on such amount from the time the amount was due at the then current prime rate as quoted in the Eastern edition of THE WALL STREET JOURNAL.

          2.12 TEMPORARY IDLING.  **




          2.13 PACKAGING INFORMATION. All packaging and labelling information and designs, including without limitation all art work and pharmacological information, usage instructions and warnings to be applied to Material shall be developed by the PMT (as defined in the License Agreement), subject to all regulatory approvals, and provided to Alliance a sufficient period of time in advance of any requirements that Material be delivered in packaged form to enable Alliance to supply the necessary materials and meet such delivery requirements.

          2.14 SUPPLY OF MATERIAL TO AFFILIATES. HMRI shall have the right to designate any of its Affiliates who are sublicensees under the License Agreement in any country of the Territory as a direct purchaser (a "Direct Purchaser") of Material under this Agreement. Alliance shall manufacture, sell and deliver, and such Direct Purchaser shall purchase, Material for the same price and with such other rights, obligations and conditions under this Agreement to which HMRI is entitled, or by which HMRI is bound, as HMRI deems necessary or appropriate to enable such Direct Purchaser to perform Clinical Work and to market, sell and distribute Material, PROVIDED, that HMRI shall remain responsible to Alliance for all obligations of HMRI and such Direct Purchasers.

          2.15 EXPORTS. The parties acknowledge that the export of technical data, materials, or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of the exporting party. Alliance and HMRI agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or equipment received or generated under this Agreement in violation of any statutes or governmental regulations which may be applicable, including, but not limited to, the Export Administration Act of 1979, as amended, its rules and regulations, including, but not limited to, Part 779 of the United States Export Control Regulations, published by the United States Department of Commerce, and other applicable export laws. Alliance and HMRI agree to use reasonable best efforts to obtain similar covenants from their licensees, sublicensees, and contractors with respect to the subject matter of this Section.

          2.16 TAXES. Subject to the provisions of this Section 2.13, HMRI or its Affiliates, as the case may be, shall reimburse Alliance for all tariffs, duties and excise, sales or use, value added or other taxes or levies (collectively, "Taxes") that may be paid by Alliance with respect to the manufacture and sale to HMRI or its Affiliates, as the case may be, of Material. Notwithstanding the foregoing, HMRI shall have no reimbursement obligations under this Section 2.13 to the extent that (i) such Taxes are based on Alliance's net income or (ii) such Taxes are recoverable or offset by Alliance, in whole or in part, as a credit, rebate, deduction or otherwise.

                                   ARTICLE III
                              TERM AND TERMINATION

          3.1  TERM.  **





          3.2  EARLY TERMINATION.

               (a) This Agreement shall terminate upon the early termination of the License Agreement pursuant to Section 13.1 or 13.3 of the License Agreement or Section 13.2 of the License Agreement upon the failure of HMRI to cure a default thereunder.

               (b) This Agreement may be terminated by either party upon 90 days written notice to the other party if any provision hereof is materially breached, unless such breach is corrected or reasonable efforts are being made to correct such breach within the 90-day notice period.

          3.3 CONSEQUENCES OF TERMINATION & SURVIVAL. Termination of this Agreement shall not relieve either party of its obligations incurred prior to termination. The obligations under Articles 5, Complaints and Product Recalls; 6, Warranties; 7, Nondisclosure and Confidentiality; and 8, Indemnification and Insurance, shall survive expiration or termination of this Agreement or of any extensions thereof.

                                   ARTICLE IV
                             CERTIFICATES AND ACCESS

          4.1 CERTIFICATES OF ANALYSIS. Alliance shall perform, or cause to be performed, sample tests on each lot of Material purchased pursuant to this Agreement before delivery to HMRI. Each test report shall set forth the items tested, specifications and test results in a certificate of analysis, containing the types of information which shall have been approved by mutual agreement of the parties, for each lot delivered. Alliance shall send, or cause to be sent, such certificates to HMRI prior to delivery of each lot.

          4.2 CERTIFICATE OF MANUFACTURING COMPLIANCE. Alliance shall provide, or cause to be provided, for Material purchased a certificate of manufacturing compliance, containing the types of information which shall have been approved by mutual agreement of the parties, which will certify that the lots of Material are manufactured in accordance with the Specifications, CGMP and in compliance with the regulatory requirements described in the IND or NDA, as applicable. Alliance shall advise HMRI before release of a lot of Material of any deviation in the manufacture of such Material. In case of failure to meet Specifications in the manufacture of a lot of Material, Alliance shall inform HMRI of the rejected lot, and shall provide a written summary of the investigation of the causes by Alliance's quality organization. Alliance shall advise HMRI immediately if an authorized agent of the FDA or other governmental regulatory agency visits any of Alliance's manufacturing facilities concerning Material. Alliance shall furnish to HMRI the report by such agency of such visit, to the extent that such report relates to Material, and the application of such report to Material delivered to HMRI, if any, within ten business days of Alliance's receipt of such report. The parties agree to review and cooperate fully on any written response to the FDA or other governmental regulatory agency regarding these matters.

          4.3 SUPPLIER CERTIFICATION. Alliance shall make all reasonable efforts, with HMRI's assistance, and to the extent possible under regulatory requirements, to become certified under HMRI's Certification Program.

          4.4 ACCESS TO FACILITIES. HMRI shall have the right to inspect and visit from time to time upon at least 24 hours prior notice and during normal business hours those portions of the manufacturing facilities of Alliance where Material is being manufactured, stored or tested, to ascertain compliance with this Agreement and with CGMP and any time Alliance proposes to change the process for manufacturing Material or any other change and HMRI agrees to such change. If the FDA or other applicable governmental regulatory agency asserts any notice to the effect that Alliance has failed to comply with any law or regulation in connection with the manufacture, storage or handling of Material, or if Alliance delivers nonconforming Material, then HMRI shall have the right to inspect such portions of the manufacturing facilities of Alliance that relate to the manufacture of Material upon reasonable notice and during normal business hours as often as is reasonably necessary to ascertain that Alliance is correcting such failure in an expedient manner.

                                    ARTICLE V
                         COMPLAINTS AND MATERIAL RECALLS

          5.1 COMPLAINTS. In the event that either Alliance or HMRI shall receive any communications from third parties alleging adverse reactions due to use of Material or other complaints involving Material, the parties shall cooperate in addressing such complaints and shall take all appropriate corrective actions.

          5.2 MATERIAL RECALLS. In the event (a) any government authority issues a request, directive or order that any Material be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) Alliance or HMRI shall reasonably determine that Material should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that such recall results from any cause or event arising from defective manufacture, storage or handling of such Material by Alliance, Alliance shall be responsible for all expenses of the recall, and shall promptly replace such Material at no additional cost to HMRI consistent with directions received from the appropriate governmental authority. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Material and all other costs incurred in connection with such recall, but shall not include lost profits of either party.

                                   ARTICLE VI
                                   WARRANTIES

          6.1 CONFORMITY WITH THE SPECIFICATIONS. Alliance warrants that all Material sold and delivered pursuant to this Agreement will conform to the Specifications.

          6.2 CONFORMITY WITH CGMP. Alliance warrants that it shall manufacture, store and ship all Material in compliance with all applicable Federal, state and local laws and governmental regulations, including without limitation, CGMP.

          6.3  COMPLIANCE WITH THE FEDERAL FOOD, DRUG AND COSMETIC ACT.
Alliance warrants that all Material delivered to HMRI pursuant to this Agreement will, at the time of such delivery, not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "Act"), or within the meaning of any applicable state or municipal law as the Act and such laws are constituted and effective at the time of delivery, and will not be an article which may not, under the provisions of the Act, be introduced into interstate commerce. Notwithstanding anything to the contrary in this Section 6.3, Alliance's warranty hereunder does not extend to any packaging or labeling provided by, or at the direction of, HMRI.

                                   ARTICLE VII
                                 CONFIDENTIALITY

          7.1 NONDISCLOSURE OBLIGATIONS. All confidential information transmitted by either party to the other, including all confidential information developed pursuant to this Agreement or the License Agreement, shall be identified as confidential and the receiving party shall, while this Agreement is in effect and for five years after termination thereof, make no use of this information other than in furtherance of this Agreement or the License Agreement and shall use the same efforts to keep secret and prevent the disclosure of such information to parties other than its Affiliates, sublicensees, agents, officers, employees and representatives authorized to receive such information as it would for its own confidential information except for such confidential information that,

               (a) was known to the receiving party or its Affiliates or sublicensees at the time of its disclosure and not previously subject to any obligation of confidentiality at the time of its disclosure;

               (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

               (c) became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party or its Affiliates or sublicensees in breach of this Agreement or the License Agreement; or

               (d) became known to the receiving party or its Affiliates or sublicensees after its disclosure (i) from a source other than the disclosing party (including from dependent development by the receiving party), (ii) other than from a Third Party who had an obligation to the disclosing party not to disclose such information to others, and (iii) other than under an obligation of confidentiality; or

               (e) is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena or civil investigative demand issued by a court or governmental agency; PROVIDED, that the receiving party notifies the other party immediately on receipt thereof and the disclosing party furnishes only that portion of the confidential information that counsel advises is legally required.

          7.2 DISCLOSURE OF CONFIDENTIAL INFORMATION. Each receiving party or its Affiliates or sublicensees may disclose any of the Know-How and confidential information to the extent such disclosure is necessary to comply with applicable laws or regulations, or to make and use Products (as defined in the License Agreement) or Material in accordance with the terms of this Agreement and/or the License Agreement.

          7.3 REVIEW OF PUBLICATIONS. Each party recognizes the mutual interest in obtaining valid patent protection. Consequently, either party and its employees or consultants or any other Third Party wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the work performed under this Agreement or the License Agreement (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least 45 days prior to submission for publication, or an abstract of such oral disclosure at least 15 days prior to submission of the abstract of the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication of presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication. Each party shall designate an individual to whom proposed publications shall be directed and such individual shall be responsible for obtaining the necessary internal approvals of the Reviewing Party.

          7.4 DELAY OF PUBLICATIONS. If the Reviewing Party requests a delay as prescribed in subsection 7.3(b) the Publishing Party shall delay submission or presentation of the publication for a period of up to 90 days to enable patent applications protecting each party's rights in such information to be filed.

          7.5 APPROVAL OF PUBLICATIONS. Upon the receipt of written approval of the Reviewing Party or the expiration of the applicable waiting period without comment, the Publishing Party may proceed with the written publication or the oral presentation.

          7.6 INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 7 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7. It is understood that such injunctive relief is intended solely as provisional relief pending the dispute resolution procedures described in Article 10 herein.

          7.7 CONTRACTUAL PUBLICATION RIGHTS OF THIRD PARTIES. Notwithstanding the foregoing, the right of any party to withhold or delay consent to publish or delay publication shall be subject to any contractual publication rights of Third Parties involved in research or clinical trials for the Products or Material, as the case may be. The parties will use reasonable efforts to obtain the voluntary consent of any Third Party with publication rights agreed to prior to the Effective Date, to comply with the notice and timing requests in this
Article 7 and will promptly review any publications delivered for review.

                                  ARTICLE VIII
                          INDEMNIFICATION AND INSURANCE

          8.1 BY ALLIANCE. Notwithstanding Alliance's right to indemnification in the License Agreement, Alliance will indemnify and hold HMRI harmless against any and all liability, damages, losses, costs or expenses ("Liability") resulting from any Third Party claims made or suits brought against HMRI to the extent such Liability arises from Alliance's failure to comply with the Specifications, Alliance's gross negligence or willful misconduct in the manufacture, storage, handling or shipping of Material or Alliance's breach of any express warranty set forth in Article 6 hereof.

          8.2 BY HMRI. Without limiting Alliance's right to indemnification in the License Agreement, HMRI will indemnify and hold Alliance harmless against any and all Liability resulting from (i) any packaging or labeling of any Material to the extent that such packaging or labeling has been supplied by or at the direction of HMRI and applied in accordance with instructions from HMRI or (ii) any Third Party claims made or suits brought against Alliance to the extent such Liability arises from HMRI's gross negligence or willful misconduct in the storage, handling, shipping, use, marketing, distribution or sale of Material.

          8.3 CONDITIONS OF INDEMNIFICATION. A party or any of its Affiliates or other respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article 8 shall promptly notify the other party (the "Indemnitor") of any Liability in respect of which the Indemnitee intends to claim such indemnification reasonably promptly after the Indemnitee is aware thereof, and the Indemnitor shall assume the defense of any related Third Party action, suit or proceeding with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any claim, loss, damage or expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably.
The Indemnitee under this Article 8 and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any matter covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing a successful claim for indemnity hereunder.

          8.4 PRODUCT LIABILITY INSURANCE. HMRI shall obtain and maintain in effect for the term of this Agreement, if such policies are occurrence based, or for ten years after the term of this Agreement, if such policies are claims made, product liability insurance or indemnity policies which name Alliance as a coinsured, with respect to the manufacture, sale and use of Material, which policies may be worldwide, blanket policies. Such policies shall insure against liability on the part of HMRI and any of its Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the manufacture, sale or use of Material. HMRI shall provide to Alliance a certificate of insurance indicating that the terms of HMRI's insurance policy are in accordance with this Section 8.4. Such certificate of insurance shall be provided within ten days of the commencement date of the first Contract Year.

          8.5 MANUFACTURER'S INSURANCE. Alliance shall obtain and maintain in effect for the term of this Agreement, if such policies are occurrence based, or for ten years after the term of this Agreement, if such policies are claims made, such appropriate insurance policies which name HMRI as a coinsured, with respect to the manufacture of Material according to the Specifications. Such policies shall insure against liability on the part of Alliance and any of its Affiliates, as their interests may appear, due to injury, disability or death of any person or persons, or injury to property, arising from the failure to manufacture Material according to the Specifications. Alliance shall provide to HMRI a certificate of insurance indicating that the terms of Alliance's insurance policy are in accordance with this Section 8.5. Such certificate of insurance shall be provided within ten days of the commencement date of the first Contract Year.

          8.6 PRODUCT LIABILITY CLAIMS. Each party will give the other prompt written notice of any injury alleged to have occurred as a result of the use or application of a Material to the extent such party has knowledge thereof, specifying the time, place and circumstances thereof and the names and addresses of the persons involved. Each party will also furnish promptly to the other copies of all papers received in respect of any claim, action or suit arising out of such alleged injury.

                                   ARTICLE IX
                         MANUFACTURE OF MATERIAL BY HMRI

          9.1 TRANSFER OF TECHNOLOGY. HMRI intends to make appropriate submissions for regulatory approval in order that HMRI may manufacture Material at its own facilities by **_________________________________________________.
To enable HMRI to obtain any relevant approvals and to begin manufacturing Material, Alliance shall, as requested by HMRI, provide to HMRI all of its regulatory submission files, batch records, analytical methods, cleaning procedures and other manufacturing and test procedure information relating to the manufacture of Material and shall provide all other reasonable assistance, including but not limited to the information and assistance set forth on
Schedule 9.1 attached hereto. Alliance agrees upon request by HMRI to make its employees available to HMRI to assist in the transfer of manufacturing. HMRI agrees to pay all out-of-pocket travel expenses if these employees must visit HMRI facilities.

          9.2  TRANSFER OF SUPPLY RELATIONSHIPS.  **





          9.3  RIGHT OF FIRST REFUSAL TO PURCHASE.

               (a) During the term of this Agreement and any extensions thereof, Alliance shall offer HMRI the right of first refusal on the sale of the Otisville Facility and/or any sale of any of the equipment ("Equipment") used by Alliance in the manufacture of Material. Upon receiving a bona fide offer (an "Offer") by a Third Party to purchase the Otisville Facility or any Equipment, Alliance shall provide HMRI a notice specifying the proposed item or items to be sold and the terms of the Offer. Upon receipt of such notice, HMRI shall have 90 days to exercise the right of first refusal upon the same terms as contained in the Offer.

               (b) If HMRI desires to exercise the right of first refusal on terms that differ from those provided in the Offer, then Alliance and HMRI shall negotiate in good faith to agree on the terms pursuant to which the right of first refusal shall be exercised.

          9.4  AGREEMENT TO PURCHASE RAW MATERIALS.**




                                    ARTICLE X
                         ALTERNATIVE DISPUTE RESOLUTION

          In case any dispute arises out of this Agreement, the parties will endeavor to settle such dispute amicably between themselves. If necessary, the dispute shall be presented to the Chief Executive Officer of Alliance and the head of the Hoechst Marion Roussel Pharmaceutical Group of Hoechst AG for their timely consideration and resolution. If the Chief Executive Officer of Alliance and the head of the Hoechst Marion Roussel Pharmaceutical Group of Hoechst AG or their designees cannot reach a resolution of the dispute, then such dispute shall be resolved by binding arbitration in the manner described below.

          In the event that the parties fail to agree, any such dispute shall be finally settled by arbitration administered by and according to the Rules of Commercial Arbitration of the American Arbitration Association. The arbitration shall take place in New York, New York. The arbitration panel shall consist of one arbitrator chosen by mutual consent of the parties and the decision shall be final and binding on the parties and their legal successors. Should the parties fail to agree on the appointment of an arbitrator, each party shall appoint one arbitrator and the two arbitrators shall agree upon a neutral third arbitrator to serve as the sole arbitrator. The arbitrator may, at his discretion, provide for discovery by the parties during a period not to exceed four months from the date of filing of the notice of arbitration and the arbitrator shall render his decision within 30 days of the completion of the hearing and may, at his discretion, award costs and expenses. The arbitrated award shall be final and binding on the parties. The time period for cure recited in Section 3.2(b) shall be suspended upon initiation of arbitration until completion of such arbitration. Judgment on the award may be entered in any court of competent jurisdiction.

                                   ARTICLE XI
                               GENERAL PROVISIONS

          11.1 NOTICES. Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified air mail, return receipt requested, postage prepaid, addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party or by telefax (with the telefax followed by sending the same by registered or certified mail) to the numbers set forth below or to such changed telefax numbers as may thereafter be furnished.

          If to ALLIANCE:     Alliance Pharmaceutical Corp.
                              3040 Science Park Road
                              San Diego, California 92121
                              Attention:     President
                              Telefax:  (619) 558-5161

          If to HMRI:         Hoechst Marion Roussel, Inc.
                              10236 Marion Park Drive
                              Kansas City, Missouri  64134-1406
                              Attention:     General Counsel
                              Telefax:       (816) 966-3805

          Any such notice shall be deemed to have been received when it has been delivered or received by telefax (with the telefax followed by sending the same by registered or certified mail).

          11.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the parties. No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by the party against whom enforcement is sought. No course of dealing between the parties, industry custom or usage of trade shall be used to modify the terms and conditions herein.

          11.3 FORCE MAJEURE. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of the parties, including but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question: acts of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any office, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes, lockouts or shortages of raw materials beyond the party's reasonable control.

          11.4 CONSEQUENTIAL DAMAGES. Neither party shall be liable to the other for consequential, incidental, indirect or punitive damages arising from the performance or nonperformance of such party under this Agreement.

          11.5 WAIVER. No waiver by either party of any default, right or remedy shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or of the same default, right or remedy, respectively, on a future occasion.

          11.6 ASSIGNMENT. This Agreement may be assigned to a subsidiary of HMRI in which HMRI owns, directly or indirectly, more than 50% of the voting stock or other ownership interest of the subsidiary without the consent of Alliance. This Agreement may not otherwise be assigned or transferred by either party without the consent of the other party, such consent not to be withheld unreasonably, except with respect to either party, in the event of a merger, acquisition or transfer of substantially all of its assets. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

          11.7 SEVERABILITY. In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or is otherwise prohibited or unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

          11.8 HEADINGS, INTERPRETATION. The headings used in this Agreement are for convenience only and are not a part of this Agreement.

          11.9 ATTACHMENTS. All Attachments referenced herein are hereby made a part of this Agreement.

          11.10 INDEPENDENT PARTIES. This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the parties. Each party shall act hereunder as an independent contractor.

          11.11 EXECUTION. This Agreement may be executed in two counterparts each of which shall for all purposes be deemed an original.

          11.12 GOVERNING LAW. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of New York, excluding its conflict of laws principles.

          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first above written.

                              HOECHST MARION ROUSSEL, INC.


                              By: ____________________________
                              Name:
                              Title:

                              ALLIANCE PHARMACEUTICAL CORP.


                              By: ____________________________
                              Name:
                              Title:

                                                                       EXHIBIT 1

                         SHORT TERM (12 MONTH) FORECAST


**

                                  SCHEDULE 9.1
                             TRANSFER OF TECHNOLOGY



                                       **